Exhibit 4.2

THIRD AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Amendment”), dated as of February 3, 2010, is by and among RO CK-TENN COMPANY, a Georgia corporation (the “Company”), ROCK-TENN COMPANY OF CANADA, a Nova Scotia unlimited liability company the “Canadian Borrower”, and together with the Company, the “Borrowers”), the Guarantors party hereto, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent and BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Borrowers, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 5, 2008 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in each case, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“Rating Agency” means Moody’s or S&P.

“Third Amendment Effective Date” means February 3, 2010.

1.2 Amendment to Section 2.10(b)(iii). Section 2.10(b)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii) Debt Issuances. Immediately upon receipt by a Borrower or any Restricted Subsidiary of proceeds from (A) any Debt Issuance (other than an Excluded Debt Issuance) or (B) any borrowing after the Closing Date under a Permitted Securitization Transaction, the Company shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Debt Issuance or such borrowing to the Lenders (such prepayment to be applied as set forth in clause (vi) below); provided that (1) the Company shall not be required to prepay the Loans with the Net Proceeds from any Debt Issuance made pursuant to Section 6.3(j) to the extent such Net Proceeds are used to (I) repay the 2011 Senior Notes or the 2013 Senior Notes at maturity, (II) redeem, defease, repurchase, purchase prior to maturity or repay the 2011 Senior Notes or the 2013 Senior Notes in accordance with the terms of Section 6.18(a), (III) fund Permitted Acquisitions or (IV) prepay the Term Loans, in each case within one year after such Debt Issuance (it being understood that any such Net Proceeds that are not so used within such time period shall be promptly used, subject to the following clause (2), to prepay the Loans (such prepayment to be applied as set forth in clause (vi) below)), and (2) if the Net Proceeds from any unsecured Debt Issuance made pursuant to Section 6.3(j) are not used in accordance with clauses (I)-(IV) of this Section 2.10(b)(iii), the Company shall be required to prepay the Loans with such Net Proceeds only to the extent, and in the amount, that the aggregate principal amount of all unsecured Debt Issuances made pursuant to Section 6.3(j) and not used in accordance with clauses (I)-(IV) of this Section 2.10(b)(iii) exceeds $40,000,000.

1.3 Amendment to Section 5.11. Section 5.11 of the Credit Agreement is hereby amended by adding the following subsection (d) thereto:

(d) Notwithstanding the terms of this Section or any other term in this Credit Agreement or the other Credit Documents to the contrary, so long as the 2011 Senior Notes or the 2013 Senior Notes remain outstanding, with respect to any Principal Property or any Capital Stock or Indebtedness of a Subsidiary acquired after the Third Amendment Effective Date (the “After-Acquired Principal Collateral”), the lien granted to the Collateral Agent with respect to such After-Acquired Principal Collateral shall be limited in a manner as is necessary to avoid invoking the collateral sharing requirements of the 1995 Senior Note Indenture, which may include, without limitation, limiting the amount or type of Credit Party Obligations secured by such After-Acquired Principal Collateral. In connection with the acquisition of any After-Acquired Principal Collateral, the Credit Parties shall execute such agreements and provide such documentation as may be reasonably required by the Collateral Agent in order to secure all Credit Party Obligations with such After-Acquired Principal Collateral to the extent the Credit Parties may do so without invoking the collateral sharing requirements of the 1995 Senior Note Indenture. Upon the repayment, repurchase or redemption in full of the 2011 Senior Notes and the 2013 Senior Notes, the Credit Parties shall execute and deliver and the Collateral Agent will record and file such previously delivered, additional or amending security documentation as is necessary to secure all Credit Party Obligations with the After-Acquired Principal Collateral and the Credit Parties shall deliver such documentation in connection therewith as the

Collateral Agent may reasonably require, including, without limitation, title reports and title policies or endorsements to existing title policies.

1.4 Amendments to Section 6.3. Section 6.3 of the Credit Agreement is hereby amended by (i) amending subsection (k) thereof by deleting the “; and” at the end of such subsection and replacing it with a period, (ii) deleting subsection (l) thereof in its entirety and (iii) amending and restating subsection (j) in its entirety to read as follows:

(j) additional Indebtedness; provided that (i) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of the Borrowers and the Restricted Subsidiaries, the Leverage Ratio does not exceed (A) if such Indebtedness is incurred during the period from the Third Amendment Effective Date through and including June 30, 2011, 3.50:1.00, and (B) if such Indebtedness is incurred at any time thereafter, 3.25:1.00, in each case as of the most recent fiscal quarter end for which the Administrative Agent has received the Required Financial Information (it being understood and agreed that any Indebtedness that is permitted by this subsection at the time it is incurred shall thereafter be permitted by this subsection so long as it remains outstanding regardless of any subsequent change to the Company’s Leverage Ratio); provided further that, with respect to any unsecured Debt Issuance made pursuant to this Section 6.3(j) with respect to which (y) the Net Cash Proceeds thereof received by the Borrower or the applicable Restricted Subsidiary are less than or equal to $40,000,000 and (z) the Borrower does not intend to use such proceeds in accordance with clauses (I) through (IV) of Section 2.10(b)(iii), the Company shall be required to comply with the foregoing Leverage Ratio test on a Pro Forma Basis after giving effect to such unsecured Debt Issuance, but the Company shall not be required to deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating such compliance as a condition to the incurrence thereof; and (ii) the maturity date of such Indebtedness shall be no earlier than, and such Indebtedness shall not be subject to any amortization payment, mandatory prepayment, mandatory sinking fund payment, redemption or other acceleration prior to the date that is one year following the later of (A) the Revolving/TLA Maturity Date and (B) the applicable maturity date of any term loan or other credit facilities then outstanding hereunder;

ARTICLE II

CONSENT

The Required Lenders acknowledge that, in connection with a proposed acquisition by a Credit Party of any After-Acquired Principal Collateral, it may be necessary for the Credit Parties and the Collateral Agent to enter into corresponding amendments to one or more of the U.S. Security Documents (any such amendment, a “Security Document Amendment,” and collectively, the “Security Document Amendments”) in order to make certain conforming changes to the applicable document(s) to give effect to the provisions of Section 5.11(d) of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”) and clarify that the Liens granted pursuant to such document(s) with respect to such After-Acquired Principal Collateral shall be limited to the extent required by Section 5.11(d) of the Amended Credit Agreement. The Required Lenders hereby consent to and hereby direct the Collateral Agent to enter into such Security Document Amendments as the Collateral Agent shall determine, in its reasonable discretion, are necessary to give effect to the requirements of Section 5.11(d) of the Amended Credit Agreement with respect to the After-Acquired Principal Property to be acquired pursuant to any such proposed acquisition and to amend any applicable UCC financing statement consistent with any such Security Document Amendment. The consent contained herein shall be effective only to the extent specifically set forth herein and shall not be deemed a consent to any transaction or future action on the part of any Credit Party requiring the Lenders consent or approval under the Credit Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction (or waiver) of the following conditions on or prior to February 12, 2010:

(a) Executed Amendments. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent, on behalf of the Required Lenders, and the Canadian Agent.

(b) Executed Lender Consents. The Administrative Agent shall have received executed consents, in substantially the form of Exhibit A attached hereto (each a “Lender Consent”), from the Required Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Required Lenders have been obtained.

(c) Prepayment of Term Loan B. The Company shall have prepaid the Term Loan B in full (plus all accrued interest through the date of payment), which payment shall be applied in accordance with Section 2.10(a) of the Credit Agreement.

(d) Representations and Warranties. The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the Amendment Effective Date (except for those which expressly relate to an earlier date).

(e) No Default. As of the Amendment Effective Date and after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) Fees and Expenses. The Administrative Agent shall have received from the Borrowers such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and Moore & Van Allen PLLC shall have received from the Borrowers payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(g) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the Amendment Effective Date (except for those which expressly relate to an earlier date).

(e) As of the Amendment Effective Date and after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the applicable Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it, (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations, (c) the grant of all security interests granted by it pursuant to the Security Documents. Each Guarantor hereby ratifies its Guaranty and acknowledges and reaffirms that it is bound by all terms of its Guaranty.

4.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

4.5 Expenses. The Credit Parties agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Collateral Agent, the Canadian Agent, the Lenders, or any of their respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.

4.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.12 General Release. In consideration of the Administrative Agent’s, on behalf of the Lenders, and the Canadian Agent’s willingness to enter into this Amendment, each Credit Party hereby releases and forever discharges the Administrative Agent, the Collateral Agent, the Canadian Agent, the Lenders and each of their respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any of the Bank Group in any way related to or connected with the Credit Documents and the transactions contemplated thereby.

4.13 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWERS:	ROCK-TENN COMPANY

	By:	/s/ John Stakel
	Name:	John Stakel
	Title:	Vice President-Treasurer

ROCK-TENN COMPANY OF CANADA

By:	/s/ John Stakel
Name:	John Stakel
Title:	Vice President-Treasurer

GUARANTORS:	PCPC, INC.
PREFLEX LLC
ROCK-TENN ASTRA, LLC
ROCK-TENN CANADA HOLDINGS, INC.
ROCK-TENN COMPANY OF TEXAS
ROCK-TENN CONVERTING COMPANY
ROCK-TENN LEASING COMPANY, LLC
ROCK-TENN MILL COMPANY, LLC
ROCK TENN PARTITION COMPANY
ROCK-TENN SERVICES INC.
ROCK-TENN SHARED SERVICES, LLC
ROCK-TENN XL, LLC
SOUTHERN CONTAINER CORP.
TENCORR CONTAINERBOARD INC.
WALDORF CORPORATION
SOLVAY PAPERBOARD LLC

	By:	/s/ John Stakel
	Name:	John Stakel
	Title:	Vice President-Treasurer

ALLIANCE DISPLAY COMPANY OF CANADA
LING INDUSTRIES INC.
LING QUEBEC INC.
ROCK-TENN COMPANY OF CANADA III
WILCO INC.

	By:	/s/ John Stakel
	Name:	John Stakel
	Title:	Vice President-Treasurer

ADMINISTRATIVE/COLLATERAL AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent and Collateral Agent on behalf of the Required Lenders

	By:	/s/ Kathleen H. Reedy
	Name:	Kathleen H. Reedy
	Title:	Managing Director

CANADIAN AGENT:	BANK OF AMERICA, N.A.,
acting through its Canada Branch,
as Canadian Agent

	By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

EXHIBIT A

FORM OF

LENDER CONSENT

See Attached.

LENDER CONSENT

This Lender Consent is given pursuant to the Credit Agreement, dated as of March 5, 2008 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), by and among ROCK-TENN COMPANY, a Georgia corporation (the “Company”), ROCK-TENN COMPANY OF CANADA, a Nova Scotia unlimited liability company (the “Canadian Borrower”; and, together with the Company, the “Borrowers”), the guarantors party thereto (collectively, the “Guarantors”), the lenders and other financial institutions from time to time party thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent and as collateral agent on behalf of the Lenders (in such capacity, the “Administrative Agent”) and BANK OF AMERICA, N.A., acting through its Canadian Branch, as Canadian administrative agent for the Lenders (the “Canadian Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.

The undersigned hereby approves the Third Amendment to Credit Agreement, to be dated on or about February 3, 2010, by and among the Borrowers, the Guarantors party thereto, the Administrative Agent, on behalf of the Lenders and the Canadian Agent (the “Amendment”) and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Credit Agreement.

Delivery of this Lender Consent by telecopy or other electronic means shall be effective as an original.

A duly authorized officer of the undersigned has executed this Lender Consent as of the      day of         , 2010.

,
as a Lender

By:
Name:
Title:

*

By:
Name:
Title:

*	Second signature block only required to be signed if two signature blocks are required by such Lender.